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                                                                 Exhibit 10.19.3


          RESOLVED, that the Board authorizes the adoption of an amendment to the 1997 Union Carbide Long-Term Incentive Plan (the "Plan") to provide an additional 2,500,000 shares of common stock for award under the Plan and to limit to 400,000 the total number of shares of Restricted Stock which can be granted under the Plan, effective upon the approval of the amendment to the Plan by the Stockholders.